InterGen Data

InterGen Data harnesses the power of AI and machine learning to predict significant life events, transforming how financial, healthcare, and insurance sectors plan for the future.


InterGen
DATA
Revolutionizing Financial and Health Planning with AI
Life Stage / Life Event Model

Invest

$99.54 minimum investment

DEADLINE: December 6, 2024

in 3 months

SHARE PRICE

$0.63

TOTAL RAISED ON NETCAPITAL

$2,520

TOTAL RAISED THIS ROUND

$2,520

VALUATION THIS ROUND

$6,930,360

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

InterGen Data is an AI-driven life event prediction and insights company that sells its data solutions to the financial, healthcare, and insurance industries. By leveraging advanced machine learning and their patent-pending algorithms, InterGen Data empowers professionals in these sectors to anticipate critical life events, such as buying a house, getting divorced, having children, facing a critical illness, or retirement, and the corresponding financial needs these events may incur.

The company primarily serves businesses in the United States and wants to expand those services internationally.

InterGen Data's clientele is diverse, primarily focused within the financial, insurance, and healthcare sectors. They work with wealth management firms, healthcare, insurance companies, and other institutions, providing them with AI-driven predictive insights to better understand their customers' future needs. By doing so, these institutions are empowered to provide proactive and personalized advice that strenghtenstheir relationships, improves customer experiences, and increases retention. Some of InterGen Data's prominent business partners include leading fintech platforms and insurtech providers who leverage their predictive data and analytics capabilities to innovate and enhance their own services. The company's vision extends beyond pure data analytics to a more holistic understanding of each individual's life journey. **InterGen Data's predictive models incorporate a wide range of data points, including demographic information, socio-economic status, health data, and more, to build a comprehensive picture of each client's potential life path.**

By integrating this depth of personal data with sophisticated AI and ML algorithms, InterGen Data forecasts life events and their financial impact, thus helping clients plan for their futures with greater certainty and confidence.

PROBLEM

Revolutionizing Financial Planning for an Uncertain World

Imagine waking up one day to find your carefully crafted financial plan in shambles due to an unexpected life event. Sound familiar? You're not alone. In fact, nearly 60% of Americans have faced a major financial setback in the past year alone.

In today's rapidly changing world, traditional financial planning methods are falling dangerously behind. These outdated approaches rely on:

- Historical averages that fail to account for current economic realities
- Reactive strategies that leave you playing catch-up
- Static, point-in-time assessments that ignore life's inherent unpredictability

The result? A staggering 40% of Americans would struggle to cover a surprise $400 expense, according to the Federal Reserve, 2022. Even more alarming, Charles Schwab recently noted that 64% of people don't have any formal financial plan at all (Modern Wealth Survey 2024).

This widespread lack of preparedness creates a perfect storm of financial vulnerability:

- Unexpected health issues can lead to crippling medical debt
- Sudden job loss can deplete savings and derail retirement plans
- Market downturns can devastate investment portfolios

The younger generation faces additional hurdles. Many in Gen Z find the prospect of creating a financial plan overwhelmingly complex, leaving them paralyzed and unprepared for the future.

Our company recognizes the urgent need for a paradigm shift in planning. We're developing cutting-edge, predictive tools that embrace uncertainty and empower individuals to create robust, adaptive financial strategies. By leveraging advanced data analytics and personalized modeling, we're helping people build financial resilience in an increasingly unpredictable world.

Don't let life's surprises catch you off guard. It's time for a smarter approach to planning – one that prepares you for whatever the future may hold.

Life Stage / Life Event Model



LIFE STAGE
RIP
INVESTMENT MANAGEMENT
PROTECT
ACCUMULATE
DECUMULATE
PRESERVE
UTILIZE
RE-INVEST
TRANSFER
LIFE EVENT
Crawl
Walk
Run
Learn
Grow Explore
Graduate Get a Job Move Out Buy a Car
Buy a Home Find Spouse Have a child Insurance 2nd Home
Career Advances Financial Pressures Buy a House Job Loss Vacationing
Retirement Chronic Illness Loss of Family Serious Injury
Serious Illness Cognitive Issues
Hospitalization
EOL
PLANNING PRODUCTS
Debt •Budgeting •Bankruptcy •Housing •Credit
Investment •Investment Policy •Asset Allocation •Research/Selection •Monitoring & Reporting
Education •Where/What •Type •Considerations •Evaluation (As Is/To Be) •Strategies
Retirement •Government Sponsored •Personal Plan •Annuity •Employer Sponsored
Insurance •Universal •Critical •Disability •Long-Term/Eldercare •Whole •Term
Tax •Estate, AMT, Passive Loss, Gift •Preparation •IRS Notices & Audits •Revenue Rulings •Stock Option Planning
Business •Analysis •Modeling •Financial •Management •Succession
Income •Long Term •Short Term •Accident, Sickness, Unemployed
Estate •Annuities •Wills (Living & Other) •Trusts •Durable PoA •Taxes & Deductions •Succession
Special Situations •Lottery •Multiple Deaths •Natural Disaster
InterGen DATA

SOLUTION

InterGen Data's proprietary technology aims to address the problem of point-in-time planning by predicting a wide array of life events and their associated costs, enabling more accurate and personalized financial and healthcare planning. Instead of solely relying on a client's current goals and objectives, InterGen Data's solution is designed to incorporate the unpredictability of future expenses and life's unplanned moments into any planning process.

Their life stage/life event predictive technology uses multiple data points, including demographic, job, location, socio-economic, tax, income, debt, psychographic, behavioral, and health data. The AI and machine learning algorithms then analyze these data points to predict over 95 different life events, including when they are likely to occur and their associated costs. **This approach embraces the reality of life's variability, providing a more realistic foundation for financial planning.**

For example, the technology can predict the likelihood of a client needing long-term medical care in the future, as well as the timeframe and potential costs. This foresight allows financial advisors to incorporate these potential expenses into a client's financial plan well in advance, leading to better preparedness. In addition, by integrating this predictive technology into their services, firms can offer empirical advice tailored to a client's current and future needs, moving beyond the limitations of traditional planning that doesn't account for the unexpected and uncontrollable. This way, consumers get a clearer picture of what they might need, why they need it, how much it might cost them, and how they can prepare in advance, providing an improved sense of security and preparedness for their future.



Life Stage Life Event AI/ML
InterGen
< 25 Very Young
25 – 34 Young
35 – 44 Middle Age
45 – 54 Late Middle Age
55 – 64 Nearly Senior
65 – 74 Senior
75 + Oldest
Single
Couple
Couple with Child/Children
Single Parent Child/Children
Age
Race
Gender
Marital Status
Education
Degree
Job
Job Title
State
City
Rural/Urban
Zip/Zip+4
Life Events
95
Health
Wealth
Income
Expenses
Risk Tolerance
Investment Objectives
Account Objectives
Suitability
Goals
Total Net Worth
Liquid Net Worth
Experience
Assets Invest/Retire
Health and Wellness
Debt Management
Investment Planning
Retirement Planning
Insurance Planning
Education Planning
Tax Planning
Business Planning
Income Protection
Estate Planning
Special Situations

BUSINESS MODEL

InterGen Data generates revenue through three primary streams: Subscription, Partnership/Private Label, and Analysis Consulting.

Subscription

In their Subscription model, they offer Data as a Subscription (DaaS) where users can access their predictive insights for a minimal monthly fee. They also offer a Service Bureau Model (SBM) which provides companies with direct access to their extensive data points via an API for an annual licensing fee, with additional charges for extra information.

Partnership/Private Label

In the Partnership/Private Label revenue model, InterGen Data collaborates with entities like Global Systems Integrators (GSIs), Managed Service Providers (MSPs), Technology Alliance Partners (TAPs), Value Added Resellers (VARs), and Strategic Partners (STPs). The financial arrangement with these partners involves a blend of licensing, revenue sharing, and consulting fees.

Analysis Consulting

Lastly, InterGen Data offers a Consulting model where they provide more personalized services, including conducting custom analyses based on clients' specific needs. Here, the company goes beyond merely providing data access and assists businesses in understanding and leveraging the insights. This service is charged either on a project basis or via a long-term contractual agreement.

MARKET

The market opportunity for InterGen Data in the realm of life event prediction and analysis is substantial, particularly in sectors such as banking, financial services, insurance, and home healthcare.

- **Banking and Financial Services:** Personal financial wealth has nearly tripled over the past two decades, skyrocketing from $80 trillion in 1999 to $226 trillion at the end of 2019. With the digitization of these sectors and the increased adoption of AI, there's a significant market opportunity for predictive analytics companies like InterGen Data. These institutions can leverage predictive insights for personalized financial planning, improved risk management, and superior customer service.
- **Insurance:** The global insurance industry is vast and growing, with total premiums reaching approximately $7 trillion in 2022. Predictive analytics can play a transformative role in this sector by enabling insurers to more accurately assess risk, set premiums, and anticipate customers' future needs. This positions companies like InterGen Data to potentially capture a significant portion of this market.
- **Home Healthcare:** Valued at around $303.6 billion in 2020 with a projected growth rate of 7.9% from 2021 to 2028, the home healthcare market presents a ripe opportunity. Predictive analytics can empower home healthcare providers to forecast their patients' future health needs and adjust their care plans proactively. This can lead to improved patient outcomes and potentially reduced healthcare cost.

Given the rising wealth levels and the increasing digital transformation in these sectors, we believe that the market opportunity for InterGen Data's services is considerable. In the US, predicting Life Events is an $8.1 Billion annual opportunity.


Predicting Life Events in the U.S. is an
$8.1 Billion* annual opportunity
Banks
273 Million Banked
11%
14%
23%
53%
Giant Large Medium Small
Deposits by Bank Size
Financial Services
208 Million Investors
1%
8%
16%
18%
27%
30%
75 > 65 - 74 55 - 64 45 - 54 35 - 44 < 35
Age of Investors by Percentage
Insurance Companies
193 Million Insureds
1,305
2,507
931
841
P&C L&A Health Frat Title R&R Other
Number of Companies by Insurance Type
* Opportunity based upon all customers being charged $1 per month
FINRA, USA Facts, Statista, Lexington Law, LIMRA

PRESS

- **AIFA's Conference – Battle of the Tech**
  Rob Kirk presents how to identify and retain at risk clients using InterGen Data
- **Nassau Re - Innovation in Retiretech**
  InterGen Data featured as Institution Enabler on Nassau's 2024 Retiretech Map
- **Story Samurai Podcast**
  Rob Kirk discusses the ways InterGen Data's solutions improve planning and mitigate risk
- **Wealth Management**
  Robert Kirk on the Wealth Management Possibilities of AI
- **EINPresswire**
  Fifth annual WealthTech100 list reveals the tech companies transforming the investment and banking industries
- **Technology Tools for Today**
  InterGen Data Launches "LISA" Life Stage Advisor to Empower Advisors with Advanced Insights
  InterGen Data Selects CentSai to Improve Financial Wellness of Americans
- **LinkedIn**
  Ben Wright MSc, FPFS' Post
- **UBS**
  InterGen Data, Inc. wins "3rd Place" in UBS 2021 Future of Finance Challenge "Reimagining Investing"

TEAM



Robert Kirk

Chief Executive Officer and Founder

With more than 30 years of financial industry experience, Rob serves as the Founder and CEO of InterGen Data, Inc., a company revolutionizing the banking, financial services, insurance, and home healthcare industries with its proprietary and patent-pending "LSLE" Life Stage/Life Event prediction and analysis data. Rob has held leadership roles such as Chief Information Officer at 1st Global Research & Consulting and Principal Consultant at Mphasis (a Blackstone Company). He has consistently demonstrated his ability to drive innovation, streamline operations, and foster strategic partnerships.

As a visionary with a strong background in technology and wealth management, Rob has led transformative initiatives at companies like Penson Financial Services and Southwest Securities, Inc. His extensive experience and proven expertise make him the driving force behind InterGen Data's evolution of the financial and healthcare industries.



Mary Kotzman

SVP, Chief Operations Officer

Mary is a highly skilled financial services professional with a comprehensive background in large enterprise transformations and operations, regulatory compliance and legislative interpretation, as well as design, implementation, and management of enterprise risk management programs. Her extensive experiences with Charles Schwab Corporation, Wells Fargo Bank and other mid-large size dual registered broker dealers and General Agents facilitates enterprise solutions for the financial and insurance institutions. Mary's ability to refine chaos into efficiency is used by large US Government agencies, particularly in relation to financial crimes and enterprise risk management implementation. Her strategic vision and operational expertise are invaluable assets to InterGen Data's success as the company scales to serve not only financial and insurance firms but greater institutions (hospitals, municipalities, governments, educational systems) world-wide.



Muriel Petri CLU, ChFC

Chief Revenue Officer

With extensive experience in strategic marketing and business development, Muriel delivers solutions born out of her deep industry knowledge and marketing expertise. Over the years, Muriel has cultivated a diverse client list ranging from top financial institutions to distribution organizations and startups. In addition to serving her clients, she has stepped into other professional roles, broadening her experiences and strengthening her industry connections.

Muriel has successfully exited two insurtechs and led the integration of Life.io into Zinnia as President of Life.io. She started her career with Equitable Life and then served as Vice President and Chief Marketing Officer at MetLife Brokerage and has run her own strategic marketing firm for more than 20 years.



Will Binns

SVP, Chief Technology Officer and Co-Founder

Will is a seasoned technology expert with over two decades of experience in strategy, information technology, and e-commerce. With a strong background in leading complex web applications projects, Binns has managed both onshore and offshore resources and has worked with renowned companies such as Accenture and Radiant Digital. As a key architect in data-driven web applications, Binns specializes in Java and Angular front-end technologies. His extensive experience in the e-commerce sector includes crafting strategies, roadmaps, and managing deployments for a diverse range of clients. As a result of his track record in solution architecture and delivery, Binns is an invaluable asset to InterGen Data as they embark on building out its proprietary Life Event Prediction models, data, and analysis.



Brian Foley

SVP, Strategic Consulting and Co-Founder



Dan Doggendorf

VP, Virtual Chief Information Security Officer

A seasoned executive with extensive experience in the insurance and financial services industries with a proven track record in driving transformative projects, he combines automation, cognitive technologies, analytics, and digital strategies to deliver measurable business outcomes. Previously, Brian held leadership positions at Birlasoft, Conduent, and Mphasis, where he excelled in devising innovative solutions, managing teams of experts, and fostering strong client relationships. A former Captain in the US Army, Brian's distinguished military background and leadership skills have propelled him to excel across various roles in companies such as MetLife and PIMCO Trust Company. As a dedicated professional, he consistently strives to enhance customer experiences and streamline business processes in today's dynamic market.

A cybersecurity titan and visionary, serves as the virtual CISO of InterGen Data. With over 20 years of experience, Dan has lent his expertise to organizations ranging from startups to Fortune 500 companies, including Corteva Agriscience, GameStop, and Penson Financial Services. As the founder of Pro4:Six Consulting, he specializes in vCISO engagements, compliance/audit readiness, and cybersecurity strategy. Dan's transformative leadership has led to significant achievements, including driving sales for the Dallas Stars as their CIO and VP of Business Operations, and being named a finalist in D CEO's CIO/CTO Awards. His dedication to security and innovation ensures InterGen Data remains at the forefront of the industry.



Macario Alvarado

VP, Global Systems Administrator

A trailblazer in global systems administration, serves as the VP of Global Systems Administration at InterGen Data. Over his distinguished 20-year career, Macario has honed his skills in email systems, mobile device management, and email security across various industries. From managing global teams at BASF Corporation to leading messaging migrations for the National Basketball Association (NBA), Macario's strategic approach to infrastructure has driven remarkable outcomes. As a seasoned IT Manager with experience in organizations such as The Salvation Army, Fragomen, and Blue Cross Blue Shield, Macario's deep knowledge of administration and collaboration systems is invaluable to InterGen Data's exponential growth. His leadership ensures seamless connectivity and secure communication across the organization.



Alan Chin

VP of Business Development, APAC

An accomplished executive with a vast experience spanning over 20 years in the finance and technology sectors. As a strategic leader, Alan has held various key positions, including Regional Director of Greater China at Finastra and SVP of Chinese Markets at AxiomSL. With a deep understanding of the APAC market, Alan has contributed to numerous advisory boards, such as Plug and Play Tech Center, Synpulse Management Consulting, and MIT Technology Review. His extensive experience in finance and technology has allowed him to lead and advise on various projects across the region. As InterGen Data embarks on their global expansion, Alan's expertise in the Asia Pacific market will be invaluable in driving the company's growth and expansion.

STRATEGIC ADVISORY BOARD - Business Strategy



Josée Deroy

Global Actuarial

Josée Deroy is a seasoned financial professional and the founder and CEO of Savvy Services Inc, with a strong background in actuarial science, risk management, and financial markets. She has held leadership positions at companies like IBM, MetLife, BNP Paribas, and HSBC, where she specialized in blockchain technology, insurance solutions, and structured fund products. Josée will provide valuable insights into the development and implementation of innovative financial strategies and risk management solutions.



Craig Iskowitz

Financial Services Technology

Craig Iskowitz is a seasoned business and technology strategy expert and the Founder and CEO of Ezra Group, LLC. He is the CEO and founder of Ezra Group, a strategy consulting firm providing technology and business advice to banks, broker-dealers, asset managers, private equity and fintech firms. With expertise in technology strategy, business growth, and trading systems, he will provide valuable guidance to InterGen Data on strategic planning, technology integration, and market positioning.



Henry Zelikovsky

Software Development

Henry Zelikovsky is the Chief Executive Officer of Softlab360, leveraging his extensive background in software engineering and management. With prior experience as CTO and VP of Software Engineering at Starpoint Solutions and Senior Systems Developer at Merrill Lynch, he excels in delivering innovative technology solutions for businesses in various industries. Henry will contribute his deep domain expertise and global engineering management experience to drive product and solutions development at InterGen Data.



Steven Dorval

Insurance

Steven Dorval is a seasoned financial services executive with expertise in wealth management, insurance, and innovation. Recently was the Head of Wealth Management and Insurance at Powerlytics and has a proven track record with large enterprises such as New York Life and John Hancock in developing and executing corporate strategy. As an advisor to InterGen Data, he will provide guidance on wealth, asset management, and insurance strategies, ensuring the company stays ahead in the ever-evolving financial landscape.

STRATEGIC ADVISORY BOARD - Technology and Data Science



Michael Veale

Global Technology

Michael Veale is a seasoned information services executive with 35 years of experience in the banking and manufacturing sectors. With expertise in technology strategy, program management, and strategic business planning, he has held global executive leadership roles at Barclays and Citigroup. Michael will provide guidance to InterGen Data on maximizing return on technology investments, architecture, in aligning business, data, and technology strategies.



Joan Albeck

Large Scale Consumer Infrastructure

Joan is a seasoned technology executive with expertise in driving digital transformation initiatives and aligning technology strategies with business objectives. With her extensive experience in the financial services industry at Scottrade, Waddell & Reed, she will provide valuable guidance for InterGen Data as they seek to enhance their technology infrastructure, scale for large enterprise and consumer implementations, while improve customer experiences.



Dr. Alan Timothy

AI/ML Pricing Expert

Dr. Alan Timothy is a serial entrepreneur, a Professor of Enterprise Analytics at Birmingham University, a Fellow at Teesside University and Newcastle University, and a Board Member at the National Innovation Centre for Data. As a seasoned executive with a wealth of experience in data science, AI, and sales management he will help InterGen Data by providing insights and guidance on B2B activities (pricing, and customer churn).

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Operations	$50,000	5.0%
Data Management	$151,000	15.1%
Unallocated Funds	$0	less than 0.1%
Artificial Intelligence / Machine Learning	$100,000	10.0%
Development	$100,001	10.0%
Sales Marketing	$150,000	15.0%
Ipad Application	$250,000	25.0%
Human Capital	$150,000	15.0%
Intermediary fees	$49,000	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in InterGen Data, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of December 6, 2024 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,587,872 shares
× $0.63 per share

$7,930,359 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 20, 2024
- Form C/A on August 20, 2024
- Form C/A on August 21, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Aug 21, 2024 • Filed Form C/A

Aug 20, 2024 • Primary offering of 1,587,301 shares at $0.63

Aug 20, 2024 • Filed Form C/A

Aug 20, 2024 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post